Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our reports, which include an explanatory paragraph as to the Company’s ability to continue as a going concern, dated October 3, 2018 and April 18, 2019, relating to the consolidated financial statements of Excel Corporation (the “Company”), appearing in this Registration Statement, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Liggett & Webb, P.A.

New York, New York

June 26, 2019